STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (the "Agreement") made and entered into as of the 24th day of March, 1994, by and between ATARI CORPORATION, a Nevada corporation (the "Company"), and TIME WARNER INC., a Delaware corporation (the "Purchaser").

          The Company desires to sell and Purchaser desires to purchase an aggregate of 1,500,000 shares (the "Shares") of the Common Stock, par e "Purchaser").

          The Company desires to sell and Purchaser desires to purchase an aggregate of 1,500,000 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock") of the Company, subject to the conditions and for the consideration set forth herein.

          NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises, agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Company shall sell and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Company at a purchase price of $8.50 per Share (the aggregate consideration for the Shares hereinafter referred to as the "Share Purchase Price").

          2.     The Closing.

                 (a) The closing of the sale of the Shares (the "Closing") will, subject to the satisfaction or waiver of all conditions to the parties' obligations hereunder, take place on such date (the "Closing Date") as shall be five business days following the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), or such other date as the parties shall mutually agree.

                 (b) At the Closing, the Company will deliver to the Purchaser or its assignee(s) a certificate or certificates evidencing the Shares in form and substance reasonably acceptable to the Purchaser or its assignee(s), against payment of the Share Purchase Price to the Company as specified below.

                 (c) At the Closing, the Purchaser shall pay the Share Purchase Price to the Company in immediately available funds, such funds to be delivered by wire transfer to an account specified by the Company to the Purchaser on the Closing Date.

          3. Representations, Warranties and Agreements of the Purchaser. The Purchaser hereby represents and warrants to the Company and agrees with the Company as follows:

                 (a) Due Authorization. This Agreement, and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

                 (b) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by the Purchaser will (i) violate or result in any violation of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or By-laws of the Purchaser or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Purchaser, or (ii) require that the Purchaser obtain the consent or authorization of or waiver by or make a filing with any governmental, administrative or self-regulatory body or agency or any other person or entity, other than any such consent, authorization, waiver or filing which has been duly and validly obtained or made prior to the date hereof, other than a filing under the HSR Act or (iii) require the satisfaction or termination of any waiting period under any statute, rule or governmental regulation applicable to the Purchaser, other than compliance with the HSR Act.

               (c) Investment Representation. The purchase of the Shares and any "Additional Shares" (as defined in Section 5 hereof) by the Purchaser, will be for investment purposes only and for the sole account of the Purchaser and not with a view to the redistribution or resale of any or all of the Shares or Additional Shares. None of the Shares or Additional Shares acquired pursuant to this Agreement will be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended (the "'33 Act"). The Purchaser acknowledges that the certificates for the Shares, and the Additional Shares shall bear a legend with respect to the transfer or resale of such securities substantially as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 and such shares may not be sold or transferred unless such sale or transfer will be effected in accordance with the registration requirements of the Securities Act of 1933, as at the time amended, or in conformity with the limitations of Rule 144 promulgated under such Act or in conformity with any other exemption from the registration requirements of such Act which may then be available with respect thereto".

          4.   Representations, Warranties and Agreements of the
Company. The Company hereby represents and warrants to the Purchaser and agrees with the Purchaser as follows:

               (a) Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is duly qualified to do business and in good standing as a foreign corporation in the jurisdictions where it is required to qualify to conduct its business as presently conducted. The Company has the requisite corporate power and authority to own its property and to carry on its business as now conducted.

               (b) Due Authorization. The Company has full power and authority to execute and deliver this Agreement and, as of the Closing, will have full power and authority to perform this Agreement and the transactions contemplated hereby including, without limitation, the power and authority to issue and sell the Shares, and the Additional Shares. The Company has duly taken all corporate and other actions necessary to authorize the execution and delivery of this Agreement and, as of the Closing, will have duly taken all corporate and other actions necessary to authorize the performance of this Agreement, including, without limitation, all actions necessary to authorize the issuance and sale of the Shares and the Additional Shares. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

               (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by the Company will (i) violate or result in any violation of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or By-laws of the Company or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Company, (ii) require that the Company obtain the consent or authorization of or waiver by or make a filing with any governmental, administrative or self-regulatory body or agency or any other person or entity, other than any such consent, authorization, waiver or filing which has been duly and validly obtained or made prior to the date hereof, other than a filing under the HSR Act or (iii) require the satisfaction or termination of any waiting period under any statute, rule or governmental regulation applicable to the Company, other than compliance with the HSR Act.

               (d)  Capitalization, Issuance of Shares.  As of
December 31, 1993, the Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, of which 57,214,587 shares were issued and outstanding, all of which are duly authorized and have been validly issued and are fully paid and non-assessable. Except as shown on Exhibit 4(d), the Company has not issued any options, warrants or convertible or exchangeable securities and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its Common Stock. Upon delivery to the Purchaser of the certificates evidencing the Shares against receipt of the Share Purchase Price, the Shares will have been duly authorized, validly issued, fully paid and nonassessable and will be free of preemptive or similar rights and no personal liability will attach to the ownership thereof. The Additional Shares when issued by the Company, pursuant to Section 5 hereof, will have been duly authorized, validly issued, fully paid and nonassessable and will be free of preemptive or similar rights and no personal liability will attach to the ownership thereof.

               (e) On or before the Closing Date, the Company will arrange for the listing or supplemental listing, as appropriate, on the American Stock Exchange of (i) the Shares to be issued to the Purchaser hereunder and (ii) all of the Additional Shares issuable pursuant to
Section 5 hereof, subject to official notification from the Company's transfer agent regarding such issuance.

               (f)  SEC Reports and Financial Statements.  The
Company has furnished to Purchaser copies of the following reports and financial statements:

                    (i)   the Annual Reports on Form 10-K of the
      Company for the fiscal years ended December 31, 1991 and 1992;

                    (ii)  the Quarterly Reports on Form 10-Q of
      the Company for each of the three fiscal quarters ended during 1993; and
                    (iii) any Current Reports of the Company on Form 8-K filed after January 1, 1993.

          The Company has filed with the Securities and Exchange Commission ("SEC") all reports ("SEC Reports") required to be filed by it under the Securities Exchange Act of 1934, as amended (the "'34 Act"). All of the SEC Reports filed by the Company comply in all material respects with the requirements of the '34 Act. None of the SEC Reports contains, as of the respective dates thereof, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. The financial statements referred to above and all financial statements contained in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated ("GAAP"). Each balance sheet presents fairly in accordance with GAAP the consolidated financial position of the Company as at the date of such balance sheet, and each statement of operations and of cash flows presents fairly in accordance with GAAP the consolidated results of operations and the consolidated cash flows of the Company for the fiscal periods then ended.

               (g) Additional Reports. No event has occurred requiring, or which with the passage of time will require, the filing of an SEC Report that has not heretofore been filed and furnished to the Purchaser.

          5.   Contingent Issuance of Additional Shares.

               (a)  If, after the date hereof, and prior to  October
1, 1994, the Company shall issue or enter into a definitive agreement to issue any shares of Common Stock, at a price of less than $7.50 per share, or any Securities convertible into or exercisable for shares of Common Stock, at a conversion or exercise price of less than $7.50 per share, in a "Qualified Issuance" (as defined below), it shall issue to the Purchaser (or its assignee), provided that, the Closing hereunder shall have been completed, that number of additional shares of Common Stock that shall be equal to the amount by which (i) the quotient of dividing the Share Purchase Price by the lowest per share sale price (the "Low Price") in any Qualified Issuance (treating the conversion or exercise price of any security convertible into or exercisable for Common Stock as the sale price thereof for this purpose), exceeds (ii) 1,700,000 (such number being the number of shares issuable for the Share Purchase Price, if the purchase price per share had been $7.50); provided, however, that the number of shares issuable under this Section 5 shall not exceed 150,000 shares. All of the foregoing amounts, other than the Share Purchase Price, shall be subject to proportionate adjustment if, at any time after the date hereof, and prior to the issuance of shares under this Section 5, the Company shall have fixed a record date for the payment of a dividend in shares of its Common Stock or for the subdivision or combination of its outstanding Common Stock into a greater or smaller number of shares or for the reclassification or other change in the outstanding shares of Common Stock. The number of additional shares of Common Stock, if any, that shall become issuable pursuant to this Section 5 are referred to in this Agreement as the "Additional Shares." As used in this Agreement, the term "Qualified Issuance" means any issuance, after the date hereof and prior to October 1, 1994 (or prior to January 1, 1995 if pursuant to a definitive agreement entered into after the date hereof but before October 1, 1994), of shares of Common Stock or securities exchangeable for or convertible into Common Stock other than (x) shares of Common Stock issued to current or former employees of the Company pursuant to a bona fide employee benefit plan approved or adopted by the Board of Directors of the Company prior to January 1, 1994 or issued pursuant to the exercise of conversion or exchange rights of convertible or exchangeable securities of the Company outstanding prior to January 1, 1994 and disclosed to the Purchaser pursuant to Schedules to this Agreement and (y) any issuance in a single transaction or series of related transactions, of less than 150,000 shares of Common Stock. The Company shall, not later than five business days after the Low Price shall be determinable, deliver to the Purchaser a certificate signed by the Chief Executive Officer or a Senior Vice President of the Company, disclosing the Low Price and its computation and the computation of the number of Additional Shares based thereon.

               (b) Any Additional Shares that shall become issuable pursuant to Section 5(a) shall be issued to the Purchaser or its assignee
not later than ten business days after   October 1, 1994, if the Low
Price shall be determinable by such date and, otherwise, not later than January 6, 1995.

               (c) If after the date hereof and prior to October 1, 1994, the Company shall enter into a definitive agreement to issue any shares of its Common Stock (a "Definitive Agreement") in any transaction other than one within the scope of clause (x) or clause (y) of Section 5(a), the Company will promptly notify the Purchaser of such event in writing and provide the Purchaser with a copy of such Definitive Agreement. The Purchaser will then have the irrevocable option (the "Purchase Option") to purchase up to 1,500,000 shares of the Common Stock at the same per share price as provided in such Definitive Agreement. Such Purchaser's Option shall be exercisable by written notice (a "Purchaser's Notice") to the Company given at any time within three months after the date of the Company's Notice. Such Purchaser's Option shall expire if such Purchaser's Notice is not timely given. If the Purchaser shall timely exercise such Purchaser's Option, the closing of such purchase shall be concurrent with the closing of the Definitive Agreement, provided, however, that if such Definitive Agreement closing shall occur less than ten business days after the date of the Purchaser's Notice or before the Purchaser's Notice is exercised, the closing hereunder shall occur on the tenth business day following the date of the Purchaser's Notice; and provided further that such closing date shall be appropriately extended for such additional time, if any, as may reasonably be required for compliance with the HSR Act. Such sale to the Purchaser shall be on all the same terms and conditions (including any registration rights) contained in such Definitive Agreement, except for the number of shares and the total purchase price and except as provided below if the consideration in such Definitive Agreement is other than cash. Until the Purchaser has exercised one or more Purchaser's Options for an aggregate of 1,500,000 shares, the Company shall give the Purchaser a Company Notice for each Definitive Agreement entered into before October 1, 1994, and the Purchaser shall have a Purchaser's Option with respect to each such Definitive Agreement; provided, however, that the Purchaser shall not be entitled to purchase pursuant to this Section 5(c) more than an aggregate of 1,500,000 shares of Common Stock.

          If the consideration to be paid for any shares of Common Stock under any Definitive Agreement shall be other than cash, the Company's Notice shall set forth the Company's good faith estimate of the per share cash value of such consideration and, subject to the following procedures, such amount shall be the Purchaser's per share purchase price under this Section 5(c). Upon request, the Company shall promptly provide the Purchaser with all information the Purchaser may reasonably require to make its own evaluation of the per share cash value of such consideration. If the Purchaser shall disagree with the Company's estimate, it shall so notify the Company in writing within 15 business days after receiving all requested information, stating the Purchaser's estimate of such per share cash value. If the Purchaser fails to notify the Company of any disagreement within such 15 days, the Company's estimate shall become final. If the Purchaser does so notify the Company of disagreement with the Company's estimate and the Company and the Purchaser fail to agree upon the per share cash value of such consideration within 15 days after the date of the Purchaser's estimate, either party may refer such dispute to ENDISPUTE to arbitrate the dispute pursuant to its procedures for single person arbitration (or by such other alternative dispute resolution organization and procedure as the parties may approve). The determination by such arbitration proceeding shall be final and binding. In the event of any such dispute, notwithstanding any other provision of this Section 5(c), the Purchaser's Option with respect to such Definitive Agreement shall not expire until 10 business days after such determination of the per share cash value.

          All share numbers and per share price provisions contained in this
Section 5(c) shall be subject to anti-dilution adjustment corresponding to those set forth in Section 5(a) above.

          6. Pre-merger Notification. Promptly, and in any event not later than 5 days after execution of this Agreement, the Company and Purchaser shall file or cause to be filed notification and report forms with the Federal Trade Commission and the U.S. Department of Justice under the HSR Act with respect to the Purchaser's purchase of the Shares and the Additional Shares, if any.

          7.   Conditions to Closing.

               (a) The obligation of the Company to sell, and the obligation of the Purchaser to purchase, the Shares are subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Closing Date of the conditions that, on the Closing Date:

                    (i) the waiting period under the HSR Act, including any extensions thereof, shall have expired or terminated;

                    (ii) there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby or any of them not be consummated as herein provided, and immediately prior to the Closing Date, no proceeding or lawsuit with respect to the transactions contemplated hereby shall have been commenced and be pending, or be threatened, by any governmental or regulatory agency;

                    (iii) the Company shall have received
      approval from the American Stock Exchange for the listing or supplemental listing of the Shares to be issued hereunder and all of the Additional Shares; and

                    (iv) Purchaser, the Company and Atari
      Games Corporation shall have entered a Letter Agreement relating to registration rights in the form attached hereto as Exhibit A.

               (b)  The obligation of the Purchaser to
      purchase the Shares on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing
      Date of each of the following conditions:

                    (i)  each of the representations and
      warranties of the Company contained in Section 4 hereof shall be true and correct in all respects as of the date hereof and as of the Closing, with the same effect as if made at and as of the time of Closing and the Company shall have performed all obligations to be performed by it hereunder as of such date and the Company shall deliver a certificate dated that date and signed by the Chief Executive Officer or a Senior Vice President of the Company to that effect; and

                    (ii)  Purchaser shall have been furnished
      with an opinion of General Counsel of the Company, dated the day of the Closing, addressed to Purchaser in such customary form and with such customary provisions as Purchaser and the Company shall agree to prior to the Closing.

               (c) The obligation of the Company to sell the Shares on the Closing Date is subject to the condition that each of the representations and warranties of the Purchaser contained in Section 3 hereof shall be true and correct in all respects as of the date and as of the Closing Date, with the same effect as if made at and as of the time of Closing and the Purchaser shall have performed all obligations to be performed by it hereunder as of such date and shall deliver a certificate dated that date signed by a Senior Vice President or Vice President of the Purchaser to that effect.

          8.   Parties in Interest.

               (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives.

               (b)  Except as provided in clause (c) of this Section
8, this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

               (c) The Purchaser may, at any time prior to the Closing, assign any or all of its rights hereunder to one or more of the Purchaser's wholly owned subsidiaries (which may be organized subsequent to the date hereof) and any of such subsidiaries may assume any or all of the Purchaser's obligations hereunder; provided that in the event of such assumption, (i) the representations and warranties contained in Section 3 hereof shall be deemed to be given with respect to such subsidiary and
(ii) the Purchaser shall remain jointly and severally liable for such obligations.

          9. Specific Performance. The parties hereto acknowledge that the benefits to them under this Agreement are unique, that they are willing to enter into this Agreement only upon strict performance by each other of all of their obligations hereunder and that monetary damage above would not afford adequate remedy for failure to perform any such obligations hereunder. Accordingly, the parties hereby consent to specific performance of their obligations hereunder and waive any requirement for securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief to enforce their rights hereunder.

          10. Further Assurances. The parties shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. The parties, in connection with entering into this Agreement, performing their obligations hereunder and taking any and all actions relating hereto, shall comply with all applicable laws, obtain all required consents and approvals and make all required filings with any government and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

          11.  Termination.

               (a) This Agreement may be terminated at any time prior to the Closing Date,

                    (i)   by mutual written agreement of the
      Company and the Purchaser;

                    (ii)  by either party hereto (A) if a
      preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, that would enjoin, prohibit or materially interfere with the consummation of this Agreement or the transactions contemplated herein; or (B) if the Closing Date shall not have occurred on or before May 31, 1994, unless such party is in breach of the Agreement at such time;

                    (iii) by the Company, if there shall have been a breach of the obligations, representations or warranties of the Purchaser hereunder; or

                    (iv)  by the Purchaser, if there shall
      have been a breach of the obligations, representations or warranties of the Company hereunder.

               (b) In the event of termination of this Agreement by either or both of the parties pursuant to clause (a) of this Section 11, written notice thereof shall forthwith be given to the other party hereto, this Agreement and the transactions contemplated hereby shall be abandoned, and this Agreement, except for the provisions of this Section and Section 11(d), shall forthwith become void and have no effect.

               (c) Notwithstanding anything to the contrary in clause (b) above, no termination of this Agreement shall release any party hereto from any claim arising or derived from its breach of this Agreement.

          12.  Miscellaneous.

               (a) Amendments and Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

               (b) Governing Law; Severability. This Agreement, together with the rights and obligations of the parties hereunder, shall be governed by, construed and enforced in accordance with the internal laws of the State of California. In the event any provision of this Agreement or the application of any such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

               (c) Notices.All notices, requests, consents, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed effectively given upon
(x) personal delivery, (y) twenty-four hours after delivery to a courier service which guarantees overnight delivery or (z) upon receipt of confirmation after such notice is telecopied, addressed as follows:

                    (i)   if to the Purchaser:

                          Time Warner Inc.
                          75 Rockefeller Plaza
                          New York, NY  10019
                             Attention:  General Counsel
                             Telecopy No.:  (212) 397-0657


                    (ii)  if to the Company:

                          Atari Corporation
                          1196 Borregas Ave.
                          Sunnyvale, CA  94089
                             Attention:  General Counsel
                             Telecopy No.: (408) 745-8800

or such other addresses as any party hereto shall have designated by notice in writing to the other party hereto.

               (d) Expenses. Each party hereto shall bear its own expenses in connection with the entry into and effectuation of this Agreement.

               (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (f) Captions. The captions and headings of this Agreement are for convenience only and are not to be construed as defining or limiting the scope or intent of any of the provisions hereof.

               (g) Entire Agreement. This Agreement, constitutes the entire agreement and understanding between the Company and the Purchaser relating to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written relating to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                 ATARI CORPORATION


                                 By:/s/Leonard Schrieber
                                    Title: General Counsel, Director
                                           and Authorized Signatory


                                  TIME WARNER INC.


                                  By:/s/Peter R. Haje
                                     Title: Executive Vice President

                                                    EXHIBIT A




               SEE EXHIBIT 4 TO SCHEDULE 13-D/A